Exhibit 99.15

LOAN AGREEMENT
This LOAN AGREEMENT (the "Agreement") dated effective as of September 17, 2019, is entered into by and between SMARTBANK, a Tennessee banking corporation ("Bank"), FULLER FAMILY ENTERPRISES, LLC, a Nevada limited liability company ("Borrower"), MAX LEE FULLER and JANICE BURNS FULLER (collectively the "Individual Guarantors"), and FSBSPE 1, LLC, a Nevada limited liability company, FSBSPE 2, LLC, a Nevada limited liability company, and FSBSPE 3, LLC, a Nevada limited liability company (collectively the "Entity Guarantors"; the Individual Guarantors and the Entity Guarantors are referred to collectively as "Guarantors").
WITNESSETH
WHEREAS, Borrower has requested that Bank make a line of credit loan to Borrower in an amount from time to time outstanding not to exceed Thirteen Million and 00/100 Dollars ($13,000,000.00); and
WHEREAS, Bank, in reliance upon the representations and inducements of Borrower and Guarantors, has agreed to make that loan upon the terms and conditions hereinafter set forth;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.          DEFINITIONS.  The following terms shall have the meaning set forth with respect thereto:
(a)          "Authorized Employee":  as defined in Section 2.
(b)          "Business Day":  means a day on which Bank is open for business.
(c)          "Class A Stock":  means the Class A common stock of U.S. Xpress Enterprises, Inc.
(d)          "Class B Stock":  means the Class B common stock of U.S. Xpress Enterprises, Inc.
(e)          "Commitment Period":  means the period commencing on the date of this Agreement until, but not including, September 17, 2022.
(f)          "Credit Account":  as defined in Section 2.
(g)          "Default":  means the occurrence of any event which with notice or lapse of time may constitute an Event of Default.
(h)          "Entity Guarantor Stock":  means the 8,261,776 Shares of Class B Stock owned by the Entity Guarantors on the date of this Agreement plus any additional shares of Stock which an Entity Guarantor obtains in connection with right-sizing the outstanding principal amount of the Line of Credit Loan pursuant to Section 2.
(i)          "Event of Default":  means the occurrence of one or more of the events described in Section 6.
(j)          "Governmental Authority":  means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
(k)          "Guaranties":  means the Continuing Guaranties of even date herewith executed by Guarantors in favor of Bank with respect to the Indebtedness of Borrower together with all amendments and replacements thereof and all other guaranties in similar agreements now or hereafter executed in favor of Bank with respect to the Indebtedness of Borrower.

(l)          "Indebtedness":  means all liabilities, obligations and indebtedness of a Person for borrowed money and similar obligations (but excluding ordinary course taxes, expenses, and accounts payable) at any date of any and every kind and nature, whether matured or not, whether joint or several, and whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise including any and all future advances and regardless of the class of such liabilities, obligations and indebtedness.
(m)          "Lien":  means any mortgage, security agreement, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).
(n)          "Line of Credit Loan": as defined in Section 2.
(o)          "Loan Documents":  means this Agreement, all Notes, the Guaranties, the Pledge Agreements, and all other documents, instruments, and agreements heretofore or hereafter executed and/or delivered by Borrower, any Guarantor, or any other Person in connection with any Loan.
(p)          "Loan(s)":  means collectively any and all loans heretofore or hereafter made by Bank to Borrower under this Agreement including, without limitation, the Line of Credit Loan.
(q)          "Material Adverse Effect":  a material adverse effect on (i) the business, operations, property, condition (financial or otherwise) or prospects of the Borrower or a Guarantor, (ii) the ability of the Borrower or a Guarantor to perform its obligations under this Agreement, the Notes or any of the other Loan Documents, or (iii) the validity or enforceability of this Agreement, the Notes or any other Loan Document or the rights or remedies of the Bank hereunder or thereunder.  It is agreed that a reduction in the market price of the Class A Stock does not constitute a Material Adverse so long as the Maximum Credit Amount has not been exceeded after giving effect to the applicable cure period.
(r)          "Maximum Credit Amount":  means the lesser of:  (i) Thirteen Million and 00/100 Dollars ($13,000,000.00); and (ii) fifty-five percent (55%) of the product of (A) the average market closing price of the Class A Stock over the three (3) Business Day period prior to the date of determination multiplied by (B) the number of shares of Entity Guarantor Stock plus fifty-five percent (55%) of the fair market value (as reasonably determined by Bank) of any Other Assets (provided, that cash and cash equivalents acceptable to Bank will be valued at 100% of fair market value).
(s)          "Notes":  as defined in Section 2.
(t)          "Operating Account":  means a bank account maintained by Borrower with Bank.
(u)          "Other Assets":  means (i) any assets (other than the 8,261,776 shares of Class B Stock owned by the Entity Guarantors on the date of this Agreement) obtained by an Entity Guarantor in connection with the right-sizing of the Line of Credit Loan in accordance with Section 2; and (ii) any collateral pledged by Borrower to secure its Indebtedness to Bank in connection with the right-sizing of the Line of Credit Loan in accordance with Section 2.
(v)          "Person":  means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
(w)          "Pledge Agreement":  means the Pledge and Security Agreements of even date herewith executed by Borrower in favor of Bank pursuant to which the membership interest of the Entity Guarantors are pledged by Borrower together with all amendments and replacements thereof.

(x)          "Stock":  means the Class A Stock and/or Class B Stock, as applicable.
(y)          "Stock Rights Documents":  means the following:  (i) the Second Amended and Restated Articles of Incorporation of U.S. Xpress Enterprises, Inc. dated June 8, 2018; (ii) the Second Amended and Restated Bylaws of U.S. Xpress Enterprises, Inc. effective as of May 24, 2019; (iii) the U.S. Xpress Enterprises, Inc. Stockholders' Agreement dated June 13, 2018 together with the Amendment to Stockholders' Agreement dated May 24, 2019; (iv) the Voting Agreement dated June 13, 2018; (v) the Registration Rights Agreement dated June 13, 2018; and (vi) any amendments or restatements of the foregoing permitted pursuant to the Loan Documents.
2.          LOANS.
(a)          Subject to the terms and conditions hereof, the Bank agrees to make a line of credit Loan (the "Line of Credit Loan") to Borrower during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the Maximum Credit Amount (as determined on the date of any advance).  The Line of Credit Loan shall be evidenced by a Promissory Note (Line of Credit Loan) dated of even date with this Agreement (that Promissory Note together with any other promissory notes heretofore or hereafter executed by Borrower in favor of Bank and any and all renewals, extensions or rearrangements thereof being hereafter collectively referred to as the "Notes") having a maturity date, repayment terms and interest rate as set forth in that Note.
(b)          Borrower shall designate to Bank from time to time the officers and employees of Borrower who may request that Bank make advances of the Line of Credit Loan (an "Authorized Employee").  The initial Authorized Employees designated by Borrower are Max Lee Fuller, Janice Burns Fuller and any one of them.  An Authorized Employee shall be deemed to be an Authorized Employee for the purpose of requesting advances of the Line of Credit Loan until three (3) Business Days after Bank receives written notice from Borrower to the contrary.  Bank shall have no duty to verify the authenticity of the signature of any Authorized Employee on a written request for an advance of the Line of Credit Loan and, with respect to a verbal request for an advance of the Line of Credit Loan, Bank shall have no duty to verify the identity of any person who represents himself or herself as an Authorized Employee.  All advances of the Line of Credit Loan shall be made by Bank into the Operating Account unless otherwise agreed by Bank.  The failure of the Bank to require any written requests for an advance or to follow any other procedures set forth in this Agreement shall not in any way affect the treatment of any advance into the Operating Account as an advance under this Agreement.
(c)          Notwithstanding anything to the contrary in this Agreement: (i) prior to the sale of any Stock or Other Asset, Borrower shall not request advances of the Line of Credit Loan, and Bank shall have no obligation to make advances of the Line of Credit Loan, to the extent any such advance would cause the outstanding principal amount of the Line of Credit Loan to exceed the Maximum Credit Amount; and (ii) after any sale of Stock or any Other Asset, Borrower shall not request advances of the Line of Credit Loan, and Bank shall have no obligation to make advances of the Line of Credit Loan, if the sum of the outstanding principal amount of the Loan plus the amount of the requested advance plus Three Million Dollars ($3,000,000.00) exceeds the Maximum Credit Amount.
(d)          Notwithstanding anything to the contrary in this Agreement, if the aggregate principal amount of the Line of Credit Loan at any time outstanding exceeds the Maximum Credit Amount, Bank may require Borrower to right-size the outstanding principal amount by (i) paying down the outstanding principal amount; (ii) having an Entity Guarantor obtain additional Stock or Other Assets reasonably acceptable to Bank; and/or (iii) Borrower pledging Other Assets reasonably acceptable to the Bank.  Borrower shall have five (5) Business Days from notice of the need to right-size the outstanding principal amount of the Line of Credit Loan to do so.  For purposes of determining the Maximum Credit Amount in connection with any such right sizing, the testing period shall be the three (3) day Business Day period immediately preceding the date of the notice to Borrower.  If Borrower fails to right-size the outstanding principal balance of the Line of Credit Loan in accordance with the provisions above within such five (5) Business Day period, an Event of Default shall be deemed to have occurred.  Any Other Assets obtained by an Entity Guarantor and any Other Assets pledged by the Borrower in connection with any such right sizing of the Line of Credit Loan shall continue to be owned by that Entity Guarantor or the Borrower (as applicable), and if owned by Borrower shall continue to be pledged to Bank, until full payment and performance of all Indebtedness under the Loan Documents and the expiration of any obligation of Bank to make any future advance of a Loan.

(e)          The agreement of the Bank to make any advance of the Line of Credit Loan is subject to the satisfaction of the following conditions precedent:
(1)
Representations and Warranties.  Each of the representations and warranties made by the Borrower and Guarantors in or pursuant to any Loan Document shall be true and correct in all material respects on and as of such date as if made on and as of such date, and by this subsection, the Borrower and Guarantors represent and warrant that on the date of each advance of the Line of Credit Loan such representations and warranties shall be true and correct;

(2)	No Default. No Default shall exist and no Event of Default shall have occurred or shall occur after giving effect to the requested advance to be made on such date;
(3)	Additional Documents. The Bank shall have received such additional documents, instruments, agreements, legal opinions or items of information reasonably requested by it; and
(4)
Additional Matters.  All entity and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Bank.

(f)          Use of Proceeds.  The proceeds of the Line of Credit Loan shall be used to pay off the loan to Borrower from Morgan Stanley existing on the date of this Agreement, pay tax obligations of Borrower and Guarantors and for other business purposes including paying interest on the Line of Credit Loan.  The proceeds of the Line of Credit Loan shall not be used for any other purpose.
3.          GENERAL REPRESENTATIONS AND WARRANTIES.  Borrower and Guarantors each hereby represents and warrants it to Bank as follows:
(a)          Good Standing.  Borrower and each Entity Guarantor is a limited liability company, duly organized, validly existing and in good standing under the laws of Nevada and has the power and authority to own its property and to carry on its business in each jurisdiction in which it does business.  Borrower's and each Entity Guarantor's state of organization is Nevada.  Borrower's and each Entity Guarantors' exact legal name is as set forth in the first paragraph of this Agreement.
(b)          Authority and Compliance.  Borrower and each Entity Guarantor has full power and authority to execute and deliver the Loan Documents and to incur and perform the obligations provided for therein, all of which have been duly authorized by all proper and necessary action of the appropriate governing body.  No consent or approval of any Governmental Authority or other Person is required as a condition to the validity of any Loan Document, and Borrower and each Entity Guarantor is in compliance with all laws, regulations and governmental requirements to which it is subject except any noncompliance which in the aggregate would not have a Material Adverse Effect.
(c)          Binding Agreement.  This Agreement and the other Loan Documents constitute valid and legally binding obligations of Borrower and the Guarantors (as applicable), enforceable in accordance with their terms.
(d)          Litigation.  There is no proceeding involving Borrower or a Guarantor pending or, to the knowledge of Borrower or a Guarantor, threatened before any court or other Governmental Authority which may have a Material Adverse Effect.

(e)          No Conflicting Agreements.  There is no charter, article of organization, operating agreement, bylaw, stock or membership provision or other document pertaining to the organization, power or authority of Borrower or any Guarantor, and no provision of any existing agreement, document or instrument binding on Borrower or any Guarantor or affecting its property, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of the Loan Documents.
(f)          Ownership of Assets.  Borrower has good title to the membership interests of the Entity Guarantors free and clear of Liens other than those of the Bank.  The Entity Guarantors have good title to the Entity Guarantor Stock free and clear of all Liens.  In addition, Borrower and/or the Entity Guarantors will have good title to any Other Assets free and clear of all Liens except any Liens acceptable to the Bank in its sole discretion.
(g)          Taxes.  All material taxes and assessments due and payable by Borrower or any Guarantor have been paid or are being contested in good faith by appropriate proceedings and the Borrower and each Guarantor has filed all tax returns which it is required to file.
(h)          Financial Statements.  The financial information of Borrower and Guarantors heretofore delivered to Bank fairly presents Borrower's and each Guarantor's financial condition as of the date or dates thereof, and there has been no material adverse change in Borrower's or any Guarantor's financial condition since the most recent of such financial statements provided to Bank other than any change related to the market value of the Stock.  To the best of Borrower's and each Guarantor's knowledge, all factual information furnished by Borrower or any Guarantor to Bank in connection with this Agreement and the other Loan Documents is and will be accurate and complete on the date as of which such information is delivered to Bank and is not and will not be incomplete by the omission of any material fact necessary to make such information not misleading.
(i)          Single Purpose Entities.  The Entity Guarantors are single purpose entities whose sole purpose is to own the Stock, engaging in the transactions contemplated hereby, and conducting other activities incidental to their continued existence and compliance with the requirements hereof.  The Entity Guarantors do not transact business or engage in any other activities other than owning the Stock, engaging in the transactions contemplated hereby, and conducting other activities incidental to their continued existence and compliance with the requirements hereof.
(j)          Stock Rights.  The Stock Rights Documents set forth the rights and restrictions of the Class A Stock and the Class B Stock.  There are no documents, instruments or agreements other than the Stock Rights Documents which materially affect the rights of, restrictions on, or marketability of the Stock.  No consent to the transactions described in the Loan Documents or the exercise of any remedies thereunder is required from any party to the Stock Rights Documents or any other Person.
(k)          Continuation of Representation and Warranties.  All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the date hereof and at and as of the date of any future advance under any Loan (including any advance of the Line of Credit Loan).
4.          AFFIRMATIVE COVENANTS.  Until full payment and performance of all Indebtedness under the Loan Documents, and the expiration of any obligation of Bank to make any future advance of a Loan, Borrower and Guarantors shall comply with the following covenants:
(a)          Financial Statements and Other Information.  Borrower and each Entity Guarantor shall permit Bank's officers or authorized representatives to visit and inspect their books at such reasonable times as requested by Bank.  Borrower and Guarantors will:
(i)	Furnish to Bank as soon as available, but in any event within thirty (30) days after filing, Borrower's and each Guarantor's federal tax return, including all schedules thereto; and
(ii)
Furnish to Bank as soon as available, but in any event within one hundred and twenty (120) days after the end of each calendar year, a balance sheet of Borrower and each Guarantor as of the end of such calendar year in form reasonably acceptable to Bank and certified by Borrower or the applicable Guarantor as being true and correct.

Borrower and Guarantors shall furnish such additional financial and other information as Bank may from time to time reasonably request.
(b)          Insurance.  If any Other Assets are obtained by an Entity Guarantor or pledged by Borrower pursuant to any right sizing of the Line of Credit Loan which are tangible assets, Bank shall be named as loss payee/mortgagee on the applicable insurance in such form and manner as reasonably acceptable to Bank.
(c)          Existence and Compliance; Single Purpose.  Borrower and each Entity Guarantor shall maintain its existence, good standing and qualification to do business, where required and comply with all laws, regulations and governmental requirements except for noncompliances which in the aggregate do not have a Material Adverse Effect.  Borrower and each Entity Guarantor shall give Bank not less than thirty (30) days' prior written notice of (i) any intended change in its name or the adoption of any trade name under which trade name it will conduct business (ii) any intended change in the structure of its business (including, without limitation, any change in the state of its organization), or (iii) any change in its principal address of business or chief executive office or the establishment of any place of business other than that identified below.  Each Entity Guarantor shall continue to comply with the representatives contained in Section 3(i).
(d)          Adverse Conditions or Events.  Borrower and Guarantors shall promptly advise Bank in writing of (i) any condition, event or act which comes to its attention that reasonably would be expected to result in a Material Adverse Effect (including any litigation filed by or against Borrower or any Guarantor which may have a Material Adverse Effect), and (ii) any event that has occurred that may constitute a Default or an Event of Default.
(e)          Taxes and Other Obligations.  Borrower and each Guarantor shall pay all of its taxes, assessments and other obligations, including, but not limited to taxes, costs or other expenses arising out of this transaction, as the same become due and payable, except as are immaterial or to the extent the same are being contested in good faith by appropriate proceedings in a diligent manner.
(f)          Maintenance. Borrower and Entity Guarantors shall take all action necessary to maintain Bank's first priority Liens on the collateral for the Loans.  The Entity Guarantors shall deliver to the Bank all share certificates evidencing the Stock or any Other Assets for Bank to hold during the term of this Agreement.
(g)          Stock Rights Documents.  Borrower and Guarantors shall maintain the Stock Rights Documents in full force and effect, shall enforce their rights thereunder, shall not amend the Stock Rights Documents without the prior written consent of Bank not to be unreasonably withheld (provided that administrative or other minor amendments to the Stock Rights Documents may be made which do not in any manner adversely affect the rights of the Stock or in any manner alter the right to convert the Class B Stock to Class A Stock), and shall not take any other action which may affect the rights afforded owners of the Stock without Bank's prior written consent not to be unreasonably withheld.
(h)          Accounts.  Borrower shall maintain its primary operating account with Bank (which shall be the Operating Account referred to herein) during the term of this Agreement.
5.          NEGATIVE COVENANTS.  Until full payment and performance of all Indebtedness under the Loan Documents, and the expiration of any obligation of Bank to make additional Loans, Borrower and Guarantors will comply with the following covenants:
(a)          Transfer of Assets or Control.  Borrower will not enter into any merger or consolidation, or otherwise make any material change in its business.  In addition, Borrower will not sell, lease, assign or otherwise dispose of or transfer any of the collateral for the Loans (including, without limitation, the membership interest of the Entity Guarantors pledged pursuant to the Pledge Agreement or any Other Asset pledged by Borrower) except for the sale of an Other Asset (not including the membership interest of an Entity Guarantor) for fair market value after prior written notice to Bank and compliance with reasonable procedures prescribed by Bank to ensure that any security interest in favor of Bank attaches to the proceeds thereof, that the proceeds thereof shall remain free of any Lien (other than any Lien in favor of Bank), and that the net proceeds thereof are remitted to Bank to pay down the Loans (it being understood that any excess proceeds after fully paying down the Loans may be used by Borrower for any purpose).  Entity Guarantors will not sell, lease, assign or otherwise dispose of or transfer any assets (including, without limitation, any of the Stock or any Other Asset) except for any sale for fair market value after prior written notice to Bank and compliance with reasonable procedures prescribed by Bank to ensure that the proceeds thereof shall remain free of any Lien (other than any Lien in favor of Bank) and that the net proceeds thereof are remitted to Bank to pay down the Loans (it being understood that any excess proceeds after fully paying down the Loans may be used by Borrower for any purpose).  Nothing in the preceding provisions shall be deemed to constitute Bank's agreement that any Stock or Other Asset may be sold, leased, assigned or otherwise disposed of free and clear of Bank's claim thereto except in strict accordance with the procedures prescribed by Bank for any such sale.  Individual Guarantors will at all times (directly or indirectly) own at least 51% of the membership interests of Borrower.  Borrower will at all times remain the sole member of each Entity Guarantor and shall at all times maintain the pledge to Bank of all membership interests of the Entity Guarantors.

(b)          Liens.  Borrower will not grant, suffer or permit any contractual or noncontractual Lien on any of the collateral for the Loans (including, without limitation, the membership interests of the Entity Guarantors) except in favor of Bank or, with respect to Other Assets, as may be consented to by the Bank in its sole discretion.  No Entity Guarantor will grant, suffer or permit any contractual or non-contractual Lien on any of its assets (including, without limitation, any of the Stock or Other Assets) except in favor of Bank.
(c)          Borrowings.  No Entity Guarantor will create, incur, assume or become liable in any manner for any Indebtedness (for borrowed money, deferred payment for the purchase of assets, lease payments, as surety or guarantor for the debt for another, or otherwise) other than to Bank.
(d)          Distributions from Entity Guarantors.  Entity Guarantors shall retain and not distribute to Borrower any dividends of any nature or other income or property received with respect to the Stock or any Other Asset provided, however, that prior to the occurrence of any Default, the Entity Guarantors may distribute to Borrower such dividends , income or property received with respect to the Stock or Other Assets so long as such distribution would not cause the outstanding principal amount of the Line of Credit Loan to exceed the Maximum Credit Amount or cause any other Default.
6.          DEFAULT.  Borrower and Guarantors shall be in default under this Agreement and under each of the other Loan Documents if any of the following Events of Default shall occur:
(a)          Borrower shall fail to pay any principal, interest or other sum when due under any Note or any of the other Loan Documents (provided, however, that Borrower shall have the opportunity to cure any such default no more than twice during any twelve (12) month period by paying such amounts within five (5) Business Days of the date due provided that interest shall continue to accrue during the default period); or
(b)          Any representation or warranty made or deemed made by Borrower or any Guarantor herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with any Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or
(c)          Borrower or any Guarantor shall default in the observance or performance of any covenant, term or agreement contained in any of the Loan Documents; or
(d)          Borrower or any Guarantor shall (i) default in any payment of principal of or interest on any Indebtedness beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created whether such Indebtedness is owing to Bank or another Person; or (ii) default in the observance or performance of any other covenant, term or agreement relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or

(e)          (i) Borrower or any Guarantor shall commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or there shall be commenced against Borrower or any Guarantor any such case, proceeding or other action which remains undismissed, undischarged or unbonded for a period of 60 days; or (ii) Borrower or any Guarantor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
(f)          One or more judgments or decrees shall be entered against Borrower or any Guarantor involving in the aggregate a liability of One Hundred Thousand Dollars ($100,000.00) or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or
(g)          The Loan Documents shall at any time cease to create a valid and perfected first priority Lien on the collateral described therein or if any material loss to, or theft, damage or destruction of the collateral shall occur; or
(h)          The Guaranties or any other Loan Document executed by the Guarantors shall at any time cease to be in full force and affect (including, without limitation, any termination of a Guaranty by a Guarantor), both Individual Guarantors shall die or become incompetent, or any Entity Guarantor dissolves or otherwise ceases to exist; or
(i)          Any default or event of default occurs under any of the other Loan Documents (including, without limitation, any default under any Note); or
(j)          The occurrence of any Material Adverse Effect; or
(k)          If Bank reasonably believes that Borrower or any Guarantor has engaged in, or intends to engage in, any suspicious activity as described in or contemplated under the Bank Secrecy Act, the USA Patriot Act, or any other similar or related law, whether now or hereafter in effect, or any regulation issued pursuant to such law, or if Borrower's or any Guarantor's name (or a derivation thereof) appears on a list of suspects issued to financial institutions by the Office of Foreign Assets Control, the Financial Crimes Enforcement Network, the Federal Reserve Board, or any other governmental entity (Borrower and Guarantor acknowledging that any such appearance constitutes cause for Bank to reasonably believe that Borrower or any Guarantor has engaged in, or intends to engage in, a suspicious activity); or
(l)          If Borrower at any time fails to right-size the outstanding principal amount of the Line of Credit Loan in accordance with Section 2.
Although the death of one Individual Guarantor shall not constitute an Event of Default, the parties agree that upon the death of an Individual Guarantor: (i) Bank may file a claim against the estate and take other action to preserve its rights and remedies; and (ii) any obligation of Bank to make additional advances of the Line of Credit Loan shall terminate unless otherwise agreed by Bank.
7.          REMEDIES UPON DEFAULT.  If an Event of Default shall occur, any obligation of Bank to make any Loan (including any advance of a Line of Credit Loan) shall terminate (Bank also having the right to suspend any obligation to make advances of any Loan upon the occurrence of any Default), Bank may accelerate the Notes to immediate maturity in accordance with their terms, all other Indebtedness of Borrower to Bank shall (in Bank's sole discretion) become immediately due and payable, and Bank shall have all rights, powers and remedies available under each of the Loan Documents as well as all rights, powers and remedies available at law or in equity.  Borrower and Guarantors specifically agrees that upon the occurrence of an Event of Default, Bank may apply all amounts in the Operating Account or any other accounts then maintained with Bank to the repayment of the Indebtedness owing by Borrower to Bank.

8.          NOTICES.  All notices, requests or demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to the other party at the following address:
Borrower or any Guarantor:

XXXXXXXXXXX
Attention: Max Fuller

with copy to:

Scudder Law Firm, P.C., L.L.O.
411 South 13th Street, Second Floor
Lincoln, Nebraska 68508
Attention: Mark A. Scudder

Bank:

SmartBank
2280 Gunbarrel Road
Chattanooga, Tennessee 37421
Attention: Henry Teel

with copy to:

Chambliss, Bahner & Stophel, P.C.
Liberty Tower
605 Chestnut Street, Suite 1700
Chattanooga, Tennessee 37450
Attention: Jay A. Young
or to such other address as any party may designate by written notice to the other party.  Each such notice, request and demand shall be deemed given or made as follows:
(a)          If sent by hand delivery, upon delivery;
(b)          If sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. Mail, first class postage prepaid; or
(c)          If sent by Federal Express or other overnight carrier, one day after deposit for overnight delivery.

9.          COSTS, EXPENSES AND ATTORNEY'S FEES.  Borrower shall pay to Bank immediately upon demand the full amount of all costs and expenses, including reasonable attorneys' fees, incurred by Bank in connection with (1) negotiation and preparation of the Loan Documents, (2) Bank's continued administration thereof, and (3) the enforcement of the Loan Documents or collection of any amounts outstanding thereunder.
10.          MISCELLANEOUS.  Borrower, Guarantors, and Bank further covenant and agree as follows without limiting any requirement of any other Loan Document:
(a)          Cumulative Rights and No Waiver; Further Assurances.  Each and every right granted to Bank under any Loan Document, or allowed it by law or equity shall be cumulative of each other and may be exercised in addition to any and all other rights of Bank, and no delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by Bank of any right preclude any other or future exercise thereof or the exercise of any other right.  Borrower and Guarantors expressly waive any presentment, demand, protest or other notice of any kind, including but not limited to notice of intent to accelerate and notice of acceleration.  No notice to or demand on Borrower or a Guarantor in any case shall, of itself, entitle Borrower or a Guarantor to any other or future notice or demand in similar or other circumstances.  Borrower and Guarantor shall take all action reasonably requested by Bank to more fully effectuate the intent of this Agreement.
(b)          Applicable Law.  This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Tennessee without regard to its conflicts of laws principles.
(c)          Amendment.  No modification, consent, amendment or waiver of any provision of any Loan Document, nor consent to any departure by Borrower or a Guarantor therefrom, shall be effective unless the same shall be in writing and signed by an officer of Bank, and then shall be effective only in the specified instance and for the purpose for which given.  This Agreement and the other Loan Documents constitute the full and final agreement between the parties and may not be explained or supplemented by any prior, contemporaneous or subsequent oral agreement of the parties.  This Agreement is binding upon Borrower and Guarantors and their heirs, successors and assigns, and inures to the benefit of Bank, its successors and assigns; however, no assignment or other transfer of Borrower's or a Guarantor's rights or obligations hereunder shall be made or be effective without Bank's prior written consent, nor shall it relieve Borrower or a Guarantor of any obligations hereunder.  Lender may assign this Agreement and/or any of the other Loan Documents or any of its rights hereunder or thereunder from time to time in whole or in part.  Lender may also from time to time enter into participation agreements with one or more participants pursuant to which each such participant may be given a participation in a Loan and any such participant may from time to time similarly grant to one or more sub-participant sub-participations in a Loan.  Lender may divulge to any potential or actual successor, assignee, participant or sub-participant all information, reports, financial statements, certificates and other documents, instruments and agreements obtained by it from Borrower, a Guarantor or any other Person in connection with a Loan.
(d)          Documents.  All documents, certificates and other items required under this Agreement to be executed and/or delivered to Bank shall be in form and content satisfactory to Bank.
(e)          Partial Invalidity.  The unenforceability or invalidity of any provision of a Loan Document shall not affect the enforceability or validity of any other provision herein or therein and the invalidity or unenforceability of any provision of any Loan Document to any Person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other Persons or circumstances.  If a provision would otherwise be invalid or unenforceable as to a particular Person, then with respect to that Person such provision shall be deemed modified to the minimum extent necessary so as to be valid and enforceable as to such Person and shall be enforced as to such Person in such modified form without further action by any Person.
(f)          Survivability.  All covenants, agreements, representations and warranties made herein or in the other Loan Documents shall survive the making of the Loans and shall remain in full force and effect even though no Loans may be outstanding at a particular time.  This Agreement shall continue in full force and effect until released by Bank in writing.

(g)          Forum Selection.  BORROWER AND GUARANTORS HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN HAMILTON COUNTY, TENNESSEE, OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENTS OR THE TRANSACTIONS DESCRIBED HEREIN OR THEREIN.  BORROWER AND GUARANTORS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN INCONVENIENCE FORUM.  BORROWER AND GUARANTORS HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT, AFTER ALL APPROPRIATE APPEALS, SHALL BE CONCLUSIVE AND BINDING UPON IT.
(h)          Waiver of Jury Trial.  BORROWER, GUARANTORS AND BANK EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREIN.  FURTHER, BORROWER AND GUARANTORS HEREBY CERTIFY THAT NO REPRESENTATIVE OR AGENT OF BANK OR ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BANK WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.  BORROWER AND GUARANTORS ACKNOWLEDGE THAT BANK HAS BEEN INDUCED TO MAKE THE LOANS EVIDENCED BY THIS AGREEMENT BY, INTER ALIA, THE PROVISIONS OF THIS PARAGRAPH.
(Signature page attached)

IN WITNESS WHEREOF, the parties executed this Agreement as of the date first above written.
BORROWER:		BANK:

FULLER FAMILY ENTERPRISES, LLC		SMARTBANK

By:	/s/ Max L. Fuller	By:	/s/ Henry Teel
	Max L. Fuller, Member		Henry Teel, Senior Vice President

By:	/s/ Janice B. Fuller
Janice B. Fuller, Member

GUARANTORS:

/s/ Max Lee Fuller
MAX LEE FULLER, personally

/s/ Janice Burns Fuller
JANICE BURNS FULLER, personally

FSBSPE 1, LLC

By:	/s/ Max L. Fuller
Max L. Fuller, Manager

FSBSPE 2, LLC

By:	/s/ Max L. Fuller
Max L. Fuller, Manager

FSBSPE 3, LLC

By:	/s/ Max L. Fuller
Max L. Fuller, Manager

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